Exhibit (11)
                            FLORIDA ROCK INDUSTRIES, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE


                                   THREE MONTHS              SIX MONTHS
                                  ENDED MARCH 31           ENDED MARCH 31

                                1995         1994         1995        1994

  Net income                $3,253,000   $  234,000   $9,390,000   $3,176,000

  Common shares:

  Weighted average shares
   outstanding during the
   period                    9,487,155    9,486,720    9,487,188    9,413,035

  Shares issuable under
   stock options which are
   potentially dillutive
   and affect primary
   earnings per share           42,741       67,980       34,487       60,334

  Maximum potential shares
   includable in computa-
   tion of primary earnings
   per share                 9,529,896    9,554,700    9,521,675    9,473,369

  Additional shares issu-
   able under stock options
   which are potentially
   dillutive and affect
   fully dilluted earnings
   per share                    15,112            -       23,116            -
  Maximum potential shares
   included in computation
   of fully diluted
   earnings per share        9,545,008    9,554,700    9,544,791    9,473,369

  Primary earnings per
   common share                   $.34         $.02         $.99         $.34


  Fully diluted earnings
   per common share (a)           $.34         $.02         $.98         $.34


  (a)  Fully   diluted   earnings  per  common  share  are  not  presented
       on the income statement since the potential effect would have been less than 3% dilutive.